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              HealthCentral Announces Nasdaq Listing Determination

Emeryville, California. - July 25, 2001 - HealthCentral (Nasdaq: HCEN), a leading provider of healthcare e-commerce and content, announced that it has received a determination on its continued listing by the Nasdaq Listing Qualifications Panel.

Nasdaq has informed HealthCentral that the Company has satisfied the minimum bid price requirement of at least $1.00 per share for 15 consecutive trading days. The Panel also noted that the Company does not currently satisfy the $5,000,000 market value of public float threshold. The Panel determined to continue the listing of the Company's securities on The Nasdaq National Market at this time. However, should the Company fail to evidence a market value of public float of at least $5,000,000 for the 30-consecutive trading day period ending August 9, 2001, the Panel will render a determination as to whether the continued listing of the Company's securities on The Nasdaq National Market is warranted at that time. Should the Panel determine not to allow the continued listing on The Nasdaq National Market after August 9, 2001, the Company believes that it will qualify for listing on The Nasdaq Small Cap Market.


About HealthCentral
HealthCentral (Nasdaq: HCEN) is a leading provider of healthcare e-commerce to consumers through WebRx(SM), a network of sites representing the consolidation of Vitamins.com, HealthCentral.com, RxList.com and others. Its e-commerce site, WebRx(SM) (www.webrx.com), features more than 20,000 products. WebRx(SM)
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features one of the largest on-line selections of vitamins, a Vision Center and a Comfort Living department (www.comfortliving.com) with a broad range of
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products including maternity and baby care, ergonomic chairs, water purifiers and an extensive line of allergy control products. HealthCentral.com (www.healthcentral.com) provides health-related information and commentary by
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Dr. Dean Edell, MD and other experts. RxList.com (www.rxlist.com) provides both
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patient-focused and professional-focused prescription drug information monographs.


HealthCentral Forward Looking Statements

Except for historical information, the statements in this news release are forward-looking statements, involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the possible delisting the Company's stock from the Nasdaq market, the Company's limited operating history and need to generate revenues, the Company's ability to successfully implement its operational plan, including proposed cost-cutting measures, the Company's need to raise additional cash the substantial competition in the e-health market, possible liability related to product or content on or accessed through the Company's web sites, the need to build a brand name quickly, the effect of substantial and changing government regulation, possible systems interruptions, a failure to integrate acquisitions or manage resources, and a failure to retain key employees. Further information regarding these and other risks is included in HealthCentral.com's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, Annual Report on Form 10-K for the year ended December 31, 2000 and other documents filed with the SEC.

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For Information Contact:

Diane Jankiewicz
Investor Relations
HealthCentral
Phone: 510-250-2658
dianej@healthcentral.com
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www.ir.healthcentral.com
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Melanie Hilario
Public Relations
HealthCentral
Phone: 510-250-3806
melanie.hilario@healthcentral.com
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